Exhibit 99.1

Jack Markell Elected a Director of Graham Holdings Company

ARLINGTON, VA – February 25, 2025 – Graham Holdings Company (NYSE: GHC) announced today that Jack A. Markell has been elected to the Board of Directors.

Markell rejoins the Board after previously serving as a Director of the Company from May 2017 through December 2021. Most recently, he was the US Ambassador to the Italian Republic and the Republic of San Marino. Prior to that, he served as the US Ambassador to the Organisation for Economic Co-operation and Development.

Elected as the 73rd Governor of Delaware in 2009, Markell served two terms. Before he was elected Governor, he was the Delaware State Treasurer for 10 years. Mr. Markell has also held several executive leadership roles in corporate development, investor relations, strategic management and consulting.

Timothy J. O’Shaughnessy, president and chief executive officer of Graham Holdings Company, said: “We are thrilled to welcome Jack back to our Board. His previous contributions were immeasurable, and we are fortunate that he has agreed to return.”

Markell previously served on the boards of Upstream USA, Symbiont.io, FS Credit Real Estate Income Trust, Scientific Games Corporation, Vemo Education, Generation USA, High Resolves and on the National Board of Directors of Jobs for America’s Graduates. He also served as a Trustee of the Annie E. Casey Foundation, Strada Education Network and Delaware State University. He earned his undergraduate degree in economics and development studies from Brown University and an MBA from the University of Chicago.

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Contact:	Sandy Stonesifer
sandy.stonesifer@ghco.com
(703) 345-6300